Exhibit (s)

                                BAAN COMPANY N.V.

                  EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Shareholders of Baan Company N.V. (the "Company") and usufructuaries and pledgees that may exercise voting rights on shares of the Company, are hereby invited to attend the Extraordinary General Meeting of Shareholders of the Company (the "Meeting") to be held on Friday, August 18, 2000, at 09:00 hrs
(CET), at Conference Center `Hart van Holland', located at Berencamperweg 12, 3861 MC Nijkerk, the Netherlands.

The agenda of the Meeting contains of the following items:

A.       Opening

B.       Items of business:

         1. Annual Report of the Board of Managing Directors for the year ended December 31, 1999:

               a. Consideration and adoption of the Annual Accounts of the Company for the year ended December 31, 1999

               b. Discharge of the members of the Boards of Managing and Supervisory Directors

2.       Appointment of new members of the Board of  Managing Directors

3.       Appointment of new members of the Board of Supervisory Directors

4. Consideration and approval of the execution and performance by the Company of the "Asset Purchase Agreement and Offer Amendment" dated July 26, 2000 between the Company and Baan Software B.V. on the one hand and Invensys Holdings Limited and Invensys Plc. on the other hand and all transactions contemplated thereby

5. Partial amendment of the Company's Articles of Association to change the financial year of the Company from the calendar year to a financial year from September 1 through August 31

6.       Any other business as may properly come before the Meeting

7.       Questions

C.       Closing

The foregoing items B.1-B.6 are more fully described in the Explanatory Notes to the Agenda.

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The Agenda for the Meeting and Explanatory Notes thereto are available free of charge for inspection and obtainable by the shareholders, usufructuaries and pledgees that may exercise voting rights, at the offices of the Company at the Baron van Nagellstraat 89, 3771 LK Barneveld, the Netherlands, and at 2191 Fox Mill Road, Herndon, Virginia 20171, United States of America, and at the offices of ABN AMRO Bank N.V. and Morgan Guaranty Trust Company of New York referred to below and at the Public Reference Facilities maintained by the Securities and Exchange Commission in Washington, DC. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, DC 20549, United States of America, at prescribed rates.

In order to attend and to exercise their rights at the Meeting, holders of bearer shares, and usufructuaries and pledgees that may exercise voting rights on bearer shares, are required to deposit no later than Monday August 14, 2000 (before 4.00 p.m. local time) until after closing of the Meeting their share certificates or a deposit certificate issued in respect of such shares by a banking institution, against issuance of a receipt, at the offices of ABN AMRO Bank N.V., Herengracht 595, Amsterdam, the Netherlands, or at the offices of Morgan Guaranty Trust Company of New York, Depository, Attn: William Yetto, P.O. Box 9383, Boston, MA 02205-9958, United States of America. Only such receipt shall entitle the shareholder, usufructuary or pledgee with voting rights, to attend the Meeting.

In order to attend and to exercise their rights at the Meeting, holders of registered shares, and usufructuaries and pledgees that may exercise voting rights on registered shares, are required to notify the Company in writing of their intention to attend the Meeting no later than Monday August 14, 2000 (before 4.00 p.m. local time) by delivering such notification to one of the above mentioned offices of the Company in Barneveld or Herndon, VA, or to one of the above mentioned offices of ABN AMRO Bank N.V. or Morgan Guaranty Trust Company of New York, together with a specification of the numbers of the share certificates which may have been issued in respect of such shares. Upon timely receipt of such notification, the shareholder, usufructuary or pledgee with voting rights, shall be provided with an admission ticket for the Meeting. A shareholder, usufructuary or pledgee with voting rights may only exercise his rights at the Meeting in respect of the shares that are registered in his name on both the time of such notification and the date of the Meeting.

The right of a shareholder, usufructuary or pledgee with voting rights to attend and vote at the Meeting can be exercised on his behalf by a person who is authorised in writing to do so. The written proxy must be deposited no later than at the time, and at the place, indicated above for bearer shares (or a deposit certificate). Holders of registered shares will be sent a proxy card which can be used for such purpose; proper completion and timely return of the proxy card by holders of registered shares, together with a specification of the numbers of any share certificates issued in respect of their shares (see above), constitutes proper notice of intent to attend by proxy for the purposes hereof.

Management Board of Baan Company N.V.

Barneveld, the Netherlands
August 3, 2000

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